Contact: Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. COMPLETES ACQUISITION OF
HAWTHORNE FINANCIAL CORPORATION

Irvine, CA – June 7, 2004 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that the acquisition of Hawthorne Financial Corporation (“Hawthorne”) was completed on June 4, 2004 after the close of business. In accordance with the Agreement and Plan of Merger announced on January 27, 2004, Hawthorne’s bank subsidiary, Hawthorne Savings, merged with and into Commercial Capital Bank (the “Bank”). Based on a fixed exchange ratio of 1.9333 shares of the Company’s common stock for each share of Hawthorne common stock outstanding, approximately 23.5 million shares of stock were issued in the transaction, bringing the number of shares of the Company’s common stock outstanding to approximately 53.6 million. Hawthorne’s outstanding warrants and options were exchanged for options and warrants of the Company at the same fixed exchange ratio.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “I’m very proud of the tremendous effort made by all involved to bring these two great franchises together. With approximately $5 billion in assets, $2.5 billion in deposits, significantly increased capital, 19 banking offices, 12 lending offices, a strong Board of Directors, a deep and diverse executive management team, and an extremely talented and dedicated base of employees, the Company is well positioned for anticipated continued growth in loans, deposits, and earnings. Though the completion of the acquisition creates one of the largest financial institutions headquartered in California, we feel that the Company is still in its infancy, having been public for only a year and a half.”

Commercial Capital Bancorp, Inc. has approximately $4.7 billion of total assets and $2.4 billion of deposits, without giving effect to purchase accounting adjustments. The Bank operates 19 banking offices located in Westlake Village (Ventura County), Tarzana, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 12 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Woodland Hills, Encino, West Los Angeles, El Segundo, Tustin, Irvine, Riverside, and San Diego, California, with plans to open banking offices in Malibu, California in June 2004, Beverly Hills, California in August 2004 and Crystal Cove, California in early 2005. On a standalone basis, the Company was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended March 31, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.